Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Immunomedics, Inc.

We consent to the incorporation by reference in the Registration Statements Nos. 333-219594, 333-198766, 333-184377, 333-128310, 333-114810, 333-90338 and 333-225550 on Form S-3 and the Registration Statements Nos. 333-201470, 333-143420 and 333-53224 on Form S-8 of Immunomedics, Inc. of our reports dated August 23, 2018, with respect to the consolidated balance sheets of Immunomedics, Inc. and subsidiaries as of June 30, 2018 and 2017, the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2018, and the effectiveness of internal control over financial reporting as of June 30, 2018, which reports appear in the June 30, 2018 annual report on Form 10-K of Immunomedics, Inc.

/s/ KPMG LLP
New York, NY
August 23, 2018